UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014 (September 29, 2014)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 30, 2014, the employment of Gordon H. Link, Jr. with NewLink Genetics Corporation (the "Company") terminated, and he ceased to serve as the Chief Financial Officer of the Company.

In connection with Mr. Link’s termination, the Company and Mr. Link entered into a Separation and Release Agreement (the “Separation Agreement”), dated as of September 29, 2014. Under the Separation Agreement, Mr. Link will receive, in exchange for a general release of claims and other consideration, a cash severance payment equivalent to nine months of his base salary, or $221,400, a relocation payment of $25,000, a payment equal to 75% of his 2014 target cash bonus amount, or $77,490, payment of $84,059 for accrued and unused paid time off and payment of COBRA premiums until September 30, 2015 at the latest. Also in exchange for Mr. Link’s obligations under the Separation Agreement, all stock options and restricted stock units (“RSUs”) held by Mr. Link will become fully vested, and the exercise period for the stock options will be extended until September 30, 2016. The foregoing description of the terms of the Separation Agreement are qualified in their entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Effective October 1, 2014, the Company has appointed John B. “Jack” Henneman III, age 52, as Executive Vice President and Chief Financial Officer of the Company, and as the Company’s principal financial officer.

Prior to joining the Company, Mr. Henneman served for sixteen years at Integra Life Sciences (“Integra”).  He joined Integra in 1998 as General Counsel and Chief Administrative Officer, was appointed Acting Chief Financial Officer in 2007, and assumed that role permanently in 2008.  As Chief Financial Officer, he transformed the finance function to accommodate Integra's growth, recruited and developed key leaders in accounting, tax, financial planning and analysis and treasury, and raised almost $1 billion in new debt and equity capital.  In April 2014, he was named as Corporate Vice President and Chief Administrative Officer, concurrently with the appointment of a new Chief Financial Officer.  During his 16 years at Integra, in addition to his responsibilities as Chief Financial Officer, he led Integra’s business development function, playing a key role in more than 40 acquisitions and alliances, and was responsible at various times for the Company's regulatory affairs, quality systems, clinical affairs, human resources and management of Integra’s surgical instruments business.  Integra is not a parent, subsidiary or other affiliate of the Company.

In connection with Mr. Henneman’s appointment as Executive Vice President and Chief Financial Officer of the Company and pursuant to an offer letter between Mr. Henneman and the Company (the “Offer Letter”), he will receive an annual salary of $360,000 with an opportunity to earn a bonus of up to 40% of his base salary. Upon the start of his employment, Mr. Henneman was granted an option to purchase 209,250 shares of common stock and 40,789 RSUs under the Company’s 2009 Equity Incentive Plan. The option will vest with respect to 25% of the underlying shares on the one year anniversary of his start of employment and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following three years. The RSUs will vest in four equal installments on each of the first through fourth annual anniversaries of his start of employment. The vesting of the foregoing awards is subject to certain acceleration upon Mr. Henneman’s termination by the Company without cause, or by Mr. Henneman for good reason, in connection with a change of control of the Company. Mr. Henneman will be eligible to participate in the Company’s 2009 Equity Incentive Plan and the Company’s 2010 Employee Stock Purchase Plan. Mr. Henneman will also be eligible to participate in the Company’s 401(k) plan, and the Company will make a contribution on each pay period equal to 3% of Mr. Henneman’s base salary per pay period, up to a maximum of $7,800 in annual contributions. In addition, Mr. Henneman will be eligible to participate in other benefit programs generally available to all employees of the Company. For a description of the foregoing compensatory plans or arrangements, see the section entitled “Executive Compensation” in the Company’s 2014 Proxy Statement, filed with the Securities and Exchange Commission on March 21, 2014. The foregoing description of the terms of Mr. Henneman’s employment is qualified in its entirety by the terms of the Offer Letter, a copy of which is attached hereto as Exhibit 10.2.

There are no family relationships between Mr. Henneman and any director or executive officer of the Company. There are no transactions in which Mr. Henneman has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Gordon Link is not related to the Company’s Chief Executive Officer, Dr. Charles J. Link, Jr.

On October 1, 2014, the Company issued a press release announcing Mr. Link’s termination and the Company’s appointment of Mr. Henneman as Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Separation and Release Agreement between the Company and Gordon H. Link, Jr., dated as of September 29, 2014
10.2	Offer Letter between the Company and Jack B. Henneman III, dated as of September 23, 2014
99.1	Press Release, dated October 1, 2014, entitled "NewLink Genetics Corporation Announces Appointment of New Executive Vice President and Chief Financial Officer"

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    October 1, 2014

NewLink Genetics Corporation

By:	/s/ Jack B. Henneman
Jack B. Henneman III
Its:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Separation and Release Agreement between the Company and Gordon H. Link, Jr., dated as of September 29, 2014
10.2	Offer Letter between the Company and Jack B. Henneman III, dated as of September 23, 2014
99.1	Press Release, dated October 1, 2014, entitled "NewLink Genetics Corporation Announces Appointment of New Executive Vice President and Chief Financial Officer"